Exhibit 8.1
The following is a list of the Company’s subsidiaries as of December 31, 2006.

Country of Incorporation

1.	Helium Shipping Company Limited	Malta
2.	Hydrogen Shipping Company Limited	Malta
3.	Oxygen Shipping Company Limited	Malta
4.	Annapolis Shipping Company Limited	Malta
5.	Blueberry Shipping Company Limited	Malta
6.	Silicon Shipping Company Limited	Malta
7.	Lancat Shipping Company Limited	Malta
8.	Tolan Shipping Company Limited	Malta
9.	Malvina Shipping Company Limited	Malta
10.	Arleta Navigation Company Limited	Malta
11.	Selma Shipping Company Limited	Malta
12.	Royerton Shipping Company Limited	Malta
13.	Samsara Shipping Company Limited	Malta
14.	Lansat Shipping Company Limited	Malta
15.	Farat Shipping Company Limited	Malta
16.	Madras Shipping Company Limited	Malta
17.	Iguana Shipping Company Limited	Malta
18.	Borsari Shipping Company Limited	Malta
19.	Onil Shipping Company Limited	Malta
20.	Zatac Shipping Company Limited	Malta
21.	Fabiana Navigation Company Limited	Malta
22.	Fago Shipping Company Limited	Malta
23.	Felicia Navigation Company Limited	Malta
24.	Platan Shipping Company Limited	Malta
25.	Karmen Shipping Company Limited	Malta
26.	Thelma Shipping Company Limited	Malta
27.	Celine Shipping Company Limited	Malta
28.	Seaventure Shipping Limited	Marshall Islands
29.	Tempo Marine Company	Marshall Islands
30.	Star Record Owning Company Limited	Marshall Islands
31.	Human Owning Company Limited	Marshall Islands
32.	Classical Owning Company Limited	Marshall Islands
33.	Maternal Owning Company Limited	Marshall Islands
34.	Paternal Owning Company Limited	Marshall Islands
35.	Argo Owning Company Limited	Marshall Islands
36.	Roscoe Marine Limited	Marshall Islands
37.	Monteagle Shipping S.A.	Marshall Islands
38.	Gaia Owning Company Limited	Marshall Islands
39.	Kronos Owning Company Limited	Marshall Islands
40.	Rea Owning Company Limited	Marshall Islands
41.	Wealth Management Inc.	Marshall Islands